Investor Contact:
Vitacost.com
Kathleen Reed
Director of Investor Relations
561.982.4180

ICR, Inc.
John Mills
Senior Managing Director
310.954.1105

Vitacost.com, Inc. Receives NASDAQ Notification Letter

BOCA RATON, Fla., November 18, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced today that the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company is not in compliance with Listing Rule 5250(c)(1) because the Company has not timely filed its Form 10-Q for the quarter ended September 30, 2010.  According to the NASDAQ letter, under NASDAQ Rules, the Company has 60 calendar days to submit a plan to regain compliance, and if such plan is accepted by NASDAQ, the Company may be granted an exception of up to 180 calendar days from the November 15, 2010 due date of the filing, or until May 16, 2011, to regain compliance.  The Company intends to submit to NASDAQ, on or prior to NASDAQ’s January 18, 2011 deadline, the Company’s required plan to regain compliance with NASDAQ’s listing requirements.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs. Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements made herein, which include statements regarding the Company’s plan to regain compliance with NASDAQ’s listing requirements, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from future results.  Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; the lack of long-term experience with human consumption of some of its products with innovative ingredients; and costs associated with the internal review and stockholder litigation.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the company’s initial public offering as well as the Company’s Form 10-K filed for the full year ended December 31, 2009.